Exhibit 10.1

EXECUTION COPY

COMMON UNIT PURCHASE AGREEMENT

BY AND AMONG

TC PIPELINES, LP

AND

THE PURCHASERS SET FORTH ON EXHIBIT A

DATED

FEBRUARY 20, 2007

COMMON UNIT PURCHASE AGREEMENT

COMMON UNIT PURCHASE AGREEMENT, dated as of February 20, 2007 (this “Agreement”), by and among TC PIPELINES, LP, a Delaware limited partnership (the “Partnership”), and each of the Purchasers set forth on Exhibit A, acting individually (each, a “Purchaser” and, collectively, the “Purchasers”).

WHEREAS, (i) TC Pipelines GP, Inc., a Delaware corporation (the “General Partner”), is a wholly owned subsidiary of TransCanada PipeLines Limited, a Canadian corporation (“TransCanada”); (ii) the General Partner is the general partner of the Partnership, TC Tuscarora Intermediate Limited Partnership, a Delaware limited partnership (“TCT Intermediate Partnership”), and TC PipeLines Intermediate Limited Partnership, a Delaware limited partnership (“TCP Intermediate Partnership”) and TC GL Intermediate Partnership, a Delaware limited partnership (“TCGL Intermediate Partnership” and, together with TCT Intermediate Partnership and TCP Intermediate Partnership, the “Intermediate Partnerships”); (iii) the Partnership owns all of the limited partner interests in each of the Intermediate Partnerships; (iv) TCT Intermediate Partnership owns a 98% general partner interest in Tuscarora Gas Transmission Company, a Nevada general partnership (“Tuscarora”); and (v) TCP Intermediate Partnership owns a 50% general partner interest in Northern Border Pipeline Company, a Texas general partnership (“NBPC”).  The Partnership, the General Partner and the Intermediate Partnerships are collectively referred to herein as the “TCP Parties;”

WHEREAS, TCGL Intermediate Partnership has entered into an agreement to purchase a 46.45% general partner interest in Great Lakes Gas Transmission Limited Partnership (the “Acquisition”), which is expected to close on or about February 22, 2007;

WHEREAS, the Partnership desires to pay a portion of the purchase price related to the Acquisition out of the proceeds of the sale of an aggregate of approximately $600,000,000 of Common Units representing limited partner interests in the Partnership (“Common Units”), and the Purchasers desire to purchase an aggregate of approximately $600,000,000 of Common Units from the Partnership, each in accordance with the provisions of this Agreement; and

WHEREAS, the Partnership has agreed to provide the Purchasers with certain registration rights with respect to the Common Units acquired pursuant to this Agreement; and

NOW THEREFORE, in consideration of the mutual covenants and agreements set forth herein and for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Partnership and each of the Purchasers, severally and not jointly, hereby agree as follows:

ARTICLE I
DEFINITIONS

Section 1.1                   Definitions.  As used in this Agreement, and unless the context requires a different meaning, the following terms have the meanings indicated:

“8-K Filing” shall have the meaning specified in Section 5.4.

“Acquisition” shall have the meaning specified in the recitals.

“Acquisition Agreement” means that certain Purchase and Sale Agreement among El Paso Great Lakes Company, L.L.C., TCGL Intermediate Limited Partnership and TransCanada PipeLine USA Ltd. dated as of December 22, 2006, as amended to date.

“Action” against a Person means any lawsuit, action, proceeding, investigation or complaint before any Governmental Authority, mediator or arbitrator.

“Affiliate” means, with respect to a specified Person, any other Person, whether now in existence or hereafter created, directly or indirectly controlling, controlled by or under direct or indirect common control with such specified Person. For purposes of this definition, “control” (including, with correlative meanings, “controlling,” “controlled by” and “under common control with”) means the power to direct or cause the direction of the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise.

“Agreement” shall have the meaning specified in the introductory paragraph.

“Basic Documents” means, collectively, this Agreement, the Registration Rights Agreement, the Escrow Agreement and any and all other agreements or instruments executed and delivered by the Parties to evidence the execution, delivery and performance of this Agreement, and any amendments, supplements, continuations or modifications thereto.

“Board of Directors” means the board of directors of the General Partner.

“Business Day” means any day other than a Saturday, a Sunday, or a legal holiday for commercial banks in New York, New York.

“Closing” shall have the meaning specified in Section 2.2.

“Closing Date” shall have the meaning specified in Section 2.2.

“Code” means the Internal Revenue Code of 1986, as amended from time to time.

“Commission” means the United States Securities and Exchange Commission.

“Commitment Amount” means the dollar amount set forth opposite each Purchaser’s name on Exhibit A to this Agreement.

“Common Units” shall have the meaning specified in the recitals.

“DGCL” shall have the meaning specified in Section 3.2(a).

“DRULPA” shall have the meaning specified in Section 3.2(a).

“Escrow Agent” shall have the meaning specified in the Escrow Agreement.

“Escrow Agreement” means that certain Escrow Agreement dated as of February 20, 2007, by and among the Partnership, Citigroup Global Markets Inc., and the Escrow Agent in substantially the form attached hereto as Exhibit B.

“Exchange Act” means the Securities Exchange Act of 1934, as amended from time to time, and the rules and regulations of the Commission promulgated thereunder.

“GAAP” means generally accepted accounting principles in the United States of America in effect from time to time.

“General Partner” shall have the meaning specified in the recitals.

“Governmental Authority” shall include the country, state, county, city and political subdivisions in which any Person or such Person’s property is located or that exercises valid jurisdiction over any such Person or such Person’s property, and any court, agency, department, commission, board, bureau or instrumentality of any of them and any monetary authorities that exercise valid jurisdiction over any such Person or such Person’s property. Unless otherwise specified, all references to Governmental Authority herein shall mean a Governmental Authority having jurisdiction over, where applicable, the Partnership, its Subsidiaries or any of their property or any of the Purchasers.

“Incentive Distribution Rights” shall have the meaning specified in Section 3.5.

“Indemnified Party” shall have the meaning specified in Section 8.3.

“Indemnifying Party” shall have the meaning specified in Section 8.3.

“Intermediate Partnership Agreements” shall have the meaning specified in Section 3.4.

“Intermediate Partnerships” shall have the meaning specified in the recitals.

“Law” means any federal, state, local or foreign order, writ, injunction, judgment, settlement, award, decree, statute, law, rule or regulation.

“Lien” means any mortgage, claim, encumbrance, pledge, lien (statutory or otherwise), security agreement, conditional sale or trust receipt or a lease, consignment or bailment, preference or priority or other encumbrance upon or with respect to any property of any kind.

“Lock-Up Date” means the earlier of (i) 90 days from the Closing Date or (ii) the date that a registration statement under the Securities Act to permit the resale of the Units is declared effective by the Commission.

“NBPC” shall have the meaning specified in the recitals.

“Partnership” shall have the meaning specified in the introductory paragraph.

“Partnership Agreement” shall have the meaning specified in Section 2.1(a).

“Partnership Material Adverse Effect” shall have the meaning specified in Section 3.2.

“Partnership Related Parties” shall have the meaning specified in Section 8.2.

“Partnership SEC Documents” shall have the meaning specified in Section 3.1.

“Party” or “Parties” means the Partnership and the Purchasers, individually or collectively, as the case may be.

“Person” means any individual, corporation, company, voluntary association, partnership, joint venture, trust, limited liability company, unincorporated organization or government or any agency, instrumentality or political subdivision thereof, or any other form of entity.

“Purchase Price” means the aggregate of the Purchasers’ Commitment Amount.

“Purchaser” shall have the meaning specified in the introductory paragraph.

“Purchaser Material Adverse Effect” means any material and adverse effect on (i) the ability of a Purchaser to meet its obligations under the Basic Documents on a timely basis or (ii) the ability of a Purchaser to consummate the transactions under any Basic Document.

“Purchaser Related Parties” shall have the meaning specified in Section 8.1.

“Purchasers” shall have the meaning specified in the introductory paragraph.

“Registration Rights Agreement” means the Registration Rights Agreement, substantially in the form attached to this Agreement as Exhibit C, to be entered into at the Closing, among the Partnership and the Purchasers, acting individually.

“Representatives” of any Person means the officers, directors, employees, Affiliates, control persons, counsel, investment banker, agents and other representatives of such Person.

“Securities Act” means the Securities Act of 1933, as amended from time to time, and the rules and regulations of the Commission promulgated thereunder.

“Subsidiary” means, as to any Person, any corporation or other entity of which a majority of the outstanding equity interest having by the terms thereof ordinary voting power to elect a majority of the board of directors of such corporation or other entity (irrespective of whether or not at the time any equity interest of any other class or classes of such corporation or other entity shall have or might have voting power by reason of the happening of any contingency) is at the time directly or indirectly owned or controlled by such Person or one or more of its Subsidiaries.

“TCGL Intermediate Partnership” shall have the meaning specified in the recitals.

“TCP Intermediate Partnership” shall have the meaning specified in the recitals.

“TCP Parties” shall have the meaning specified in the recitals.

“TCT Intermediate Partnership” shall have the meaning specified in the recitals.

“TransCanada” shall have the meaning specified in the recitals.

“TransCanada Purchaser” means any Purchaser that is TransCan Northern Ltd. or an Affiliate of TransCanada.

“Tuscarora” shall have the meaning specified in the recitals.

“Unit Price” shall have the meaning specified in Section 2.1(b).

“Unitholders” means the Unitholders of the Partnership (within the meaning of the Partnership Agreement).

“Units” means the Units to be issued and sold to the Purchasers pursuant to this Agreement.

Section 1.2                   Accounting Procedures and Interpretation. Unless otherwise specified in this Agreement, all accounting terms used herein shall be interpreted, all determinations with respect to accounting matters under this Agreement shall be made, and all financial statements and certificates and reports as to financial matters required to be furnished to the Purchasers under this Agreement shall be prepared, in accordance with GAAP applied on a consistent basis during the periods involved (except, in the case of unaudited statements, as permitted by Form 10-Q promulgated by the Commission) and in compliance as to form in all material respects with applicable accounting requirements and with the published rules and regulations of the Commission with respect thereto.

ARTICLE II
SALE AND PURCHASE

Section 2.1                   Sale and Purchase.  Subject to the terms and conditions of this Agreement, at the Closing, the Partnership hereby agrees to issue and sell to each Purchaser, and each Purchaser hereby agrees, severally and not jointly, to purchase from the Partnership, the number of Units set forth opposite its name on Exhibit A hereto.  Each Purchaser agrees to pay the Partnership the Unit Price for each Unit.  The respective obligations of each Purchaser under this Agreement are several and not joint with the obligations of any other Purchaser, and no Purchaser shall be responsible in any way for the performance of the obligations of any other Purchaser under this Agreement.  The failure or waiver of performance under this Agreement by any Purchaser, or on its behalf, does not excuse performance by any other Purchaser. Nothing contained herein or in any other Basic Document, and no action taken by any Purchaser pursuant thereto, shall be deemed to constitute the Purchasers as a partnership, an association, a joint venture or any other kind of entity, or create a presumption that the Purchasers are in any way acting in concert or as a group with respect to such obligations or the transactions contemplated by any Basic Document.  Except as otherwise provided in this Agreement or the other Basic Documents, each Purchaser shall be entitled to independently protect and enforce its rights, including the rights arising out of this Agreement or out of the other Basic Documents, and it shall not be necessary for any other Purchaser to be joined as an additional party in any proceeding for such purpose.

(a)                 Units.  The number of Units to be issued and sold to each Purchaser is set forth opposite such Purchaser’s name on Exhibit A hereto.  The Units shall have those rights, preferences, privileges and restrictions governing the Common Units as set forth in the agreement of limited partnership of the Partnership, as amended to date (the “Partnership Agreement”).

(b)                 Consideration. The amount per Unit each Purchaser will pay to the Partnership to purchase the Units (the “Unit Price”) shall be $34.57.

(c)                 Funding into Escrow by Purchasers (other than TransCanada Purchasers).  Each Purchaser (other than a TransCanada Purchaser) shall deposit its Commitment Amount into an escrow account as provided in the Escrow Agreement on the date which is two Business Days prior to the Closing Date.  On the Closing Date, upon receipt of satisfactory evidence that the conditions set forth in ARTICLE VI have been satisfied, each Purchaser (other than a TransCanada Purchaser) shall deliver notice to the Escrow Agent to promptly and timely release the funds escrowed under the Escrow Agreement to the Partnership.

(d)                 Funding by TransCanada Purchasers.  On the Closing Date, upon receipt of satisfactory evidence that the conditions set forth in Article VI have been satisfied, each TransCanada Purchaser shall pay the amount of its Commitment by wire transfer of immediately available funds to an account directed by the Partnership.

Section 2.2                   Closing.  The execution and delivery of the Basic Documents (other than this Agreement), the delivery of certificates representing the Units, the release of the funds escrowed under the Escrow Agreement to the Partnership pursuant to the terms of the Escrow Agreement, the payment by each TransCanada Purchaser of its Commitment Amount, and execution and delivery of all other instruments, agreements and other documents required by this Agreement (the “Closing”) shall take place concurrently with the closing of the Acquisition on February 22, 2007 (the “Closing Date”) at the offices of Vinson & Elkins L.L.P., 1001 Fannin Street, Suite 2500, Houston, Texas 77002.

Section 2.3                   Termination.  Notwithstanding anything to the contrary, in the event that (i) 100% of the Purchase Price is not received by the Partnership on the purported Closing Date, or (ii) the Closing has not occurred prior to February 28, 2007, this Agreement shall automatically terminate and any payments of a Purchaser’s Commitment Amount received by the Escrow Agent or the Partnership shall be returned to such Purchaser within one Business Day.

ARTICLE III
REPRESENTATIONS AND WARRANTIES OF THE PARTNERSHIP

The Partnership represents and warrants to the Purchasers, on and as of the date of this Agreement and on and as of the Closing Date, as follows:

Section 3.1                   Partnership SEC Documents.  The Partnership has timely filed with the Commission all forms, registration statements, reports, schedules and statements required to be filed by it under the Exchange Act or the Securities Act (all such documents as filed, collectively, the “Partnership SEC Documents”).  The Partnership SEC Documents prior to the date hereof, when they were filed, conformed in all material respects to the requirements of the Exchange Act and did not, as of the time each such document was filed, contain an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements made not misleading.

Section 3.2                   Formation and Qualification of the TCP Parties.  The Partnership and each of its Subsidiaries has been duly formed and is validly existing in good standing as a corporation or limited partnership under the Delaware General Corporation Law (“DGCL”) or the Delaware Revised Uniform Limited Partnership Act (“DRULPA”), as the case may be, with full corporate or partnership power and authority to own or lease its properties and to conduct the businesses in which it is engaged, in each case in all material respects, and has all material governmental licenses, authorizations, consents and approvals as described in the Partnership SEC Documents.  Each of the General Partner, the Partnership and its Subsidiaries is or, at the Closing Date will, be duly registered or qualified as a foreign corporation or limited partnership, as the case may be, for the transaction of business under the laws of each jurisdiction in which the character of the business conducted by it or the nature or location of the properties owned or leased by it makes such registration or qualification necessary, except where the failure so to register or qualify would not (i) have a material adverse effect on (A) the condition (financial or otherwise), business, prospects, assets, liabilities, affairs or results of operations of the Partnership and its Subsidiaries, taken as a whole, (B) the ability of the Partnership and its Subsidiaries, taken as a whole, to carry out their business as of the date of this Agreement or to meet their obligations under the Basic Documents on a timely basis or (C) the ability of the Partnership to consummate the transactions under any Basic Document (any of the foregoing a “Partnership Material Adverse Effect”) or (ii) subject the limited partners of the Partnership to any material liability or disability.

Section 3.3                   Formation and Qualification of NBPC and Tuscarora.  Each of NBPC and Tuscarora has been duly formed and is validly existing in good standing as a general partnership under the laws of the State of Texas and the laws of the State of Nevada, respectively, with full partnership power and authority to own or lease its properties and to conduct its businesses in which it is engaged, in each case in all material respects as described in the Partnership SEC Documents.  Each of NBPC and Tuscarora is or, at the Closing Date will be duly registered or qualified as a foreign general partnership for the transaction of business under the laws of each jurisdiction in which the character of the business conducted by it or the nature or location of the properties owned or leased by it makes such registration or qualification necessary, except where the failure so to register or qualify would not (i) have a Partnership Material Adverse Effect or (ii) subject the limited partners of the Partnership to any material liability or disability.

Section 3.4                   Ownership of the General Partner Interests.  The General Partner is the sole general partner of the Partnership and each of the Intermediate Partnerships with a 1.0% general partner interest in the Partnership and a 1.0101% general partner interest in each of the Intermediate Partnerships; such general partner interests have been duly authorized and validly issued in accordance with the Partnership Agreement, or the partnership agreements of each of the Intermediate Partnerships, each as amended to date (collectively, the “Intermediate Partnership Agreements”); and the General Partner owns such general partner interests free and clear of all Liens (except restrictions on transferability as described in the Partnership SEC Documents).

Section 3.5                   Capitalization.  (a) As of the date hereof and prior to the issuance and sale of the Units, the issued and outstanding limited partner interests of the Partnership consist of 17,500,000 Common Units and the Incentive Distribution Rights (as defined in the Partnership Agreement, the “Incentive Distribution Rights”).  All outstanding Common Units and Incentive Distribution Rights and the limited partner interests represented thereby have been duly authorized and validly issued in accordance with the Partnership Agreement and are fully paid (to the extent required under the Partnership Agreement) and nonassessable (except as such nonassessability may be affected by Section 17-607 of the DRULPA and as otherwise disclosed in the Partnership SEC Documents).

(b)                 The Partnership has no equity compensation plans that contemplate the issuance of Common Units (or securities convertible into or exchangeable for Common Units).  The Company has no outstanding indebtedness having the right to vote (or convertible into or exchangeable for securities having the right to vote) on any matters on which the Unitholders may vote.  Except as contemplated by this Agreement or as are contained in the Partnership Agreement, there are no outstanding or authorized (i) options, warrants, preemptive rights, subscriptions, calls or other rights, convertible securities, agreements, claims or commitments of any character obligating the Partnership or any of its Subsidiaries to issue, transfer or sell any equity interests in the Partnership or any of its Subsidiaries or securities convertible into or exchangeable for such equity interests, (ii) obligations of the Partnership or any of its Subsidiaries to repurchase, redeem or otherwise acquire any equity interests in the Partnership or any of its Subsidiaries or any such securities or agreements listed in clause (i) of this sentence or (iii) voting trusts or similar agreements to which the Partnership or any of its Subsidiaries is a party with respect to the voting of the equity interests of the Partnership or any of its Subsidiaries.

Section 3.6                   Authorization and Rights of Units.  The offer and sale of the Units and the limited partnership interests represented thereby will be duly authorized by the Partnership pursuant to the Partnership Agreement prior to the Closing and, when issued and delivered to the Purchasers against payment therefor in accordance with the terms of this Agreement, will be validly issued, fully paid (to the extent required under the Partnership Agreement) and nonassessable (except as such nonassessability may be affected by Section 17-607 of the DRULPA and as otherwise disclosed in the Partnership SEC Documents) and will be free of any and all Liens and restrictions on transfer, other than restrictions on transfer under the Partnership Agreement, the Registration Rights Agreement and applicable state and federal securities Laws and other than such Liens as are created by the Purchasers.  The Units shall have those rights, preferences, privileges and restrictions governing the Units as set forth in the Partnership Agreement.  A true and correct copy of the Partnership Agreement, as amended through the date hereof, was filed by the Partnership with the Commission on as Exhibit 10.3 to the Partnership’s Annual Report on Form 10-K for the year ended December 31, 1999.

Section 3.7                   Ownership of the Limited Partner Interests in the Intermediate Partnerships.  The Partnership owns a 98.9899% limited partner interest in each of the Intermediate Partnerships; such limited partner interests have been duly authorized and validly issued in accordance with the applicable Intermediate Partnership Agreement and are fully paid (to the extent required under the applicable Intermediate Partnership Agreement) and nonassessable (except as such nonassessability may be affected by Section 17-607 of the

DRULPA); and the Partnership owns such limited partner interests free and clear of all Liens or claims.

Section 3.8                   Ownership of Interest in NBPC.  TCP Intermediate Partnership owns a 50% general partner interest in NBPC; such general partner interest has been duly authorized and validly issued in accordance with the partnership agreement of NBPC, as amended to date; and TCP Intermediate Partnership owns such general partner interest free and clear of all Liens or claims.

Section 3.9                   Ownership of Interest in Tuscarora.  TCT Intermediate Partnership owns a 98% general partner interest in Tuscarora; such general partner interest has been duly authorized and validly issued in accordance with the partnership agreement of Tuscarora, as amended to date; and TCT Intermediate Partnership owns such general partner interest free and clear of all Liens or claims.

Section 3.10                No Other Subsidiaries.  Other than (i) the Partnership’s ownership interest in the Intermediate Partnerships and (ii) the Intermediate Partnerships’ ownership interests in each of NBPC and Tuscarora, as applicable, neither the Partnership nor the Intermediate Partnerships own, directly or indirectly, any equity or long-term debt securities of any corporation, partnership, limited liability company, joint venture, association or other entity.  Other than its ownership of its partnership interests in the Partnership and each of the Intermediate Partnerships, the General Partner does not own, directly or indirectly, any equity or long-term debt or other securities of any corporation, partnership, limited liability company, joint venture, association or other entity.

Section 3.11                No Preemptive Rights, Registration Rights or Options.  Except as described in the Partnership SEC Documents, there are no preemptive rights or other rights to subscribe for or to purchase, nor any restriction upon the voting or transfer of, any partnership or equity interests of the Partnership.  None of the execution of this Agreement, the filing of the registration statement relating to the Units pursuant to the Registration Rights Agreement nor the issuance or sale of the Units as contemplated by this Agreement gives rise to any rights for or relating to the registration of any Common Units or other securities of the Partnership other than as provided in the Partnership SEC Documents.  There are no outstanding options or warrants to purchase any Common Units.

Section 3.12                MLP Status.  The Partnership met for the taxable years ended December 31, 2005 and 2006, and the Partnership expects to meet for the taxable year ending December 31, 2007, the gross income requirements of Section 7704(c)(2) of the Code, and accordingly the Partnership is not, and does not reasonably expect to be, taxed as a corporation for U.S. federal income tax purposes or for applicable state tax purposes.

Section 3.13                Offering.  Assuming the accuracy of the representations and warranties of the Purchasers contained in this Agreement, the sale and issuance of the Units pursuant to this Agreement are exempt from the registration requirements of the Securities Act, and neither the Partnership nor, to the Partnership’s knowledge, any authorized Representative acting on its behalf has taken or will take any action that would cause the loss of such exemption.

Section 3.14                Certain Fees.  No fees or commissions, other than those payable to Citigroup Global Markets Inc. (or its affiliate), will be payable by the Partnership to brokers, finders or investment bankers with respect to the sale of any of the Units or the consummation of the transactions contemplated by this Agreement.

Section 3.15                No Side Agreements.  Except for the confidentiality agreements entered into by and between some of the Purchasers and the Partnership and the Registration Rights Agreement, there are no other agreements by, among or between the Partnership or its Affiliates, on the one hand, and any of the Purchasers or their Affiliates, on the other hand, with respect to the transactions contemplated hereby nor promises or inducements for future transactions between or among any of such parties.

Section 3.16                Authorization and Enforceability of Basic Documents and Other Agreements.  The Partnership has all necessary limited partnership power and authority to execute, deliver and perform its obligations under the Basic Documents and the Acquisition Agreement to which it is a party and to consummate the transactions contemplated thereby.  The Basic Documents and the Acquisition Agreement have been duly authorized, validly executed and delivered and are valid and legally binding agreements, enforceable against the Partnership in accordance with their terms; provided that, with respect to each such agreement, the enforceability thereof may be limited by bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws relating to or affecting creditors’ rights generally and by general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law); and, provided further, that the indemnity, contribution and exoneration provisions contained in any of such agreements may be limited by applicable laws and public policy.  No approval of the Unitholders is required as a result of the Partnership’s issuance and sale of the Units pursuant to this Agreement.

Section 3.17                No Conflicts.  None of the sale by the Partnership of the Units, the execution, delivery and performance of the Basic Documents or the Acquisition Agreement by the Partnership and all other agreements and instruments in connection with the transactions contemplated by the Basic Documents or the Acquisition Agreement, or the consummation of the transactions contemplated hereby or thereby by the Partnership (i) conflicts or will conflict with or constitutes or will constitute a violation of the Partnership Agreement, (ii) conflicts or will conflict with or constitutes or will constitute a breach or violation of, or a default under (or an event that, with notice or lapse of time or both, would constitute such a default), any indenture, mortgage, deed of trust, loan agreement, lease or other agreement or instrument to which the Partnership or any of its Subsidiaries is a party or by which any of them or any of their respective properties may be bound, (iii) violates or will violate any statute, law or regulation, including exchange regulation, or any order, judgment, decree or injunction of any court or governmental agency or body directed to any of the Partnership or its Subsidiaries or any of their properties in a proceeding to which any of them or their property is a party, or (iv) results or will result in the creation or imposition of any lien, charge or encumbrance upon any property or assets of the Partnership or any of its Subsidiaries, which conflicts, breaches, violations, defaults or liens, in the case of clauses (ii), (iii) or (iv), would, individually or in the aggregate, have a Partnership Material Adverse Effect or would materially impair the ability of the Partnership to perform its obligations under the Basic Documents or the Acquisition Agreement.

Section 3.18                No Consents.  No permit, consent, approval, authorization, waiver, license, declaration, order, registration, filing or qualification (“consent”) of or with any court, governmental agency or body having jurisdiction over the Partnership or any of its properties is required in connection with the offering and sale by the Partnership of the Units, the execution, delivery and performance of the Basic Documents and the Acquisition Agreement by the Partnership, or the consummation by the Partnership of the transactions contemplated by the Basic Documents and the Acquisition Agreement, except for such consents required under the Securities Act or state securities or “Blue Sky” laws.

Section 3.19                Independent Registered Public Accounting Firm.  The independent registered public accounting firm, KPMG LLP, who has audited the financial statements of the Partnership, the General Partner and NBPC included in the Partnership SEC Documents is a registered independent public accounting firm with respect to the Partnership, the General Partner and NBPC, as required by the Exchange Act or the Securities Act, as applicable, and has not resigned or been dismissed as independent registered public accountants of the Partnership as a result of or in connection with any disagreement with the Partnership on any matter of accounting principles or practices, financial statement disclosure or auditing scope or procedures.

Section 3.20                Financial Statements.  At September 30, 2006, the Partnership had a capitalization as indicated in the Partnership’s Quarterly Report on Form 10-Q for the three months ended September 30, 2006.  The historical financial statements (including the related notes and supporting schedules) of the Partnership, the General Partner and NBPC included in the Partnership SEC Documents comply as to form in all material respects with the requirements of Regulation S-X under the Exchange Act or the Securities Act, as applicable, and present fairly in all material respects the financial position, results of operations and cash flows of the Partnership, the General Partner and NBPC on the basis stated therein at the respective dates or for the respective periods which have been prepared in accordance with GAAP consistently applied through the periods involved, except to the extent disclosed therein.

Section 3.21                No Material Adverse Change.  None of the Partnership or any of its Subsidiaries or NBPC has sustained, since the date of the latest financial statements included in the Partnership’s Quarterly Report on Form 10-Q for the three months ended September 30, 2006, any material loss or interference with its business from fire, explosion, flood or other calamity, whether or not covered by insurance, or from any labor dispute or court or governmental action, investigation, order or decree, otherwise than as set forth or contemplated in the Partnership SEC Documents.  Except as disclosed in the Partnership SEC Documents, subsequent to the respective dates as of which such information is given in the Partnership SEC Documents, (i) none of the Partnership or any of its Subsidiaries has incurred any liability or obligation, indirect, direct or contingent, or entered into any transactions, not in the ordinary course of business, that, individually or in the aggregate, is material to the Partnership and its Subsidiaries, taken as a whole, (ii) there has not been any material change in the capitalization or material increase in the short-term debt or long-term debt of the Partnership and its Subsidiaries, taken as a whole, except for debt incurred to finance the Acquisition, (iii) there has been no acquisition or disposition of any material asset by the Partnership or any of its Subsidiaries or any contract or arrangement therefor, otherwise than for fair value in the ordinary course of business, (iv) there has been no material change in the Partnership’s accounting principles, practices or methods and (v) there has not been any material adverse change, or any development involving, individually or in the aggregate, that has had or would be reasonably expected to have a Partnership Material Adverse Effect.

Section 3.22                Investment Company.  The Partnership is not now, and after issuance and sale of the Units to be issued and sold by the Partnership hereunder and application of the net proceeds from such sale as described in Section 5.5 hereof will not be, an “investment company” within the meaning of the Investment Company Act of 1940, as amended.

Section 3.23                Litigation.  Except as described in the Partnership SEC Documents or the forms, reports, schedules and statements filed with the Commission by NBPC under the Exchange Act or the Securities Act, there is (i) no action, suit or proceeding before or by any court, arbitrator or governmental agency, body or official, domestic or foreign, now pending or, to the best of the Partnership’s knowledge, threatened, to which the Partnership or any of its Subsidiaries or NBPC is or may be a party or to which the business or property of any of the Partnership or its Subsidiaries or NBPC is or may be subject, (ii) no statute, rule, regulation or order that has been enacted, adopted or issued by any governmental agency or that has been formally proposed by any governmental agency, and (iii) no injunction, restraining order or order of any nature issued by a federal or state court or foreign court of competent jurisdiction to which any of the Partnership or its Subsidiaries or NBPC is or may be subject, that, in the case of clauses (i), (ii) and (iii) above, is reasonably expected to (A) individually or in the aggregate have a Partnership Material Adverse Effect, (B) prevent or result in the suspension of the offering and sale of the Units, or (C) in any manner draw into question the validity of this Agreement.

Section 3.24                Listing.  The Common Units are listed on the Nasdaq Global Select Market.  The Units will be issued in compliance with all applicable rules of The Nasdaq Market.  Prior to the Closing, the Partnership will have submitted to The Nasdaq Market a “Notification Form: Listing of Additional Shares” with respect to the Units.  The Partnership has not received a notice of delisting with respect to the Common Units.

Section 3.25                Acknowledgment Regarding Certificates.  Any certificate signed by any officer of any of the General Partner on behalf of the Partnership and delivered to the Purchasers or counsel for the Purchasers in connection with the offering of the Units shall be deemed a representation and warranty by the Partnership as to matters covered thereby to each Purchaser.

Section 3.26                Insurance.  The Partnership and its Subsidiaries are insured by insurers of recognized financial responsibility against such losses and risks and in such amounts as the Partnership believes are prudent for its businesses.  The Partnership does not have any reason to believe that it or any Subsidiary will not be able to renew its existing insurance coverage as and when such coverage expires or to obtain similar coverage from similar insurers as may be necessary to continue its business.

Section 3.27                Form S-3 Eligibility.  The Partnership is eligible to register the Units for resale by the Purchasers on a registration statement on Form S-3 under the Securities Act.

Section 3.28                No Integration. Neither the Partnership, nor any of its Affiliates, nor any Person acting on its or their behalf has, directly or indirectly, made any offers or sales of any security or solicited any offers to buy any security, under circumstances that would cause this offering of the Units to be integrated with prior offerings by the Partnership for purposes of the Securities Act or any applicable stockholder approval provisions, including, without limitation, under the rules and regulations of the exchange on which the Units are currently listed or quoted.

Section 3.29                Taxes.  Each of the Partnership and its Subsidiaries has filed all necessary federal, state and foreign income and franchise tax returns and has paid or accrued all taxes shown as due thereon except for taxes being contested in good faith by the Partnership for which adequate reserves have been established, and neither the Partnership nor any of its subsidiaries has knowledge of a tax deficiency which has been asserted in writing against it which would reasonably be expected to have a Material Adverse Effect.

ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF EACH PURCHASER

Each Purchaser, severally and not jointly, represents and warrants to the Partnership with respect to itself, on and as of the date of this Agreement and on and of the Closing Date, as follows:

Section 4.1                   Valid Existence. Such Purchaser (i) is duly organized, validly existing and in good standing under the Laws of its respective jurisdiction of organization and (ii) has all requisite power, and has all material governmental licenses, authorizations, consents and approvals, necessary to own its properties and carry on its business as its business is now being conducted, except where the failure to obtain such licenses, authorizations, consents and approvals would not have and would not reasonably be expected to have a Purchaser Material Adverse Effect.

Section 4.2                   No Breach. The execution, delivery and performance by such Purchaser of the Basic Documents to which it is a party and all other agreements and instruments in connection with the transactions contemplated by the Basic Documents to which it is a party, and compliance by such Purchaser with the terms and provisions hereof and thereof and the purchase of the Units by such Purchaser do not and will not (a) violate any provision of any Law, governmental permit, determination or award having applicability to such Purchaser or any of its properties, (b) conflict with or result in a violation of any provision of the organizational documents of such Purchaser or (c) require any consent (other than standard internal consents), approval or notice under or result in a violation or breach of or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, cancellation or acceleration) under (i) any note, bond, mortgage, license, or loan or credit agreement to which such Purchaser is a party or by which such Purchaser or any of its properties may be bound or (ii) any other such agreement, instrument or obligation, except in the case of clauses (a) and (c) where such violation, default, breach, termination, cancellation, failure to receive consent or approval, or acceleration with respect to the foregoing provisions of this Section 4.2 would not, individually or in the aggregate, reasonably be expected to have a Purchaser Material Adverse Effect.

Section 4.3                   Investment. The Units are being acquired for such Purchaser’s own account, or the accounts of clients for whom such Purchaser exercises discretionary investment authority (all of whom such Purchaser represents and warrants are “accredited investors” within the meaning of Rule 501 of Regulation D promulgated by the Commission pursuant to the Securities Act), not as a nominee or agent, and with no present intention of distributing the Units or any part thereof, and such Purchaser has no present intention of selling or granting any participation in or otherwise distributing the same in any transaction in violation of the securities Laws of the United States of America or any state, without prejudice, however, to such Purchaser’s right at all times to sell or otherwise dispose of all or any part of the Units under a registration statement under the Securities Act and applicable state securities Laws or under an exemption from such registration available thereunder (including, if available, Rule 144 promulgated thereunder). If such Purchaser should in the future decide to dispose of any of the Units, such Purchaser understands and agrees (a) that it may do so only (i) in compliance with the Securities Act and applicable state securities Law, as then in effect, or pursuant to an exemption therefrom or (ii) in the manner contemplated by any registration statement pursuant to which such securities are being offered, and (b) that stop-transfer instructions to that effect will be in effect with respect to such securities. Notwithstanding the foregoing, each Purchaser may at any time enter into one or more total return swaps with respect to such Purchaser’s Units with a third party provided that such transactions are exempt from registration under the Securities Act.

Section 4.4                   Nature of Purchaser. Such Purchaser represents and warrants to, and covenants and agrees with, the Partnership that (a) it is an “accredited investor” within the meaning of Rule 501 of Regulation D promulgated by the Commission pursuant to the Securities Act and (b) by reason of its business and financial experience it has such knowledge, sophistication and experience in business and financial matters so as to be capable of evaluating the merits and risks of the prospective investment in the Units, is able to bear the economic risk of such investment and, at the present time, would be able to afford a complete loss of such investment.

Section 4.5                   Receipt of Information; Authorization. Such Purchaser acknowledges that it has (a) had access to the Partnership SEC Documents, (b) had access to information publicly disclosed regarding the Acquisition and its potential effect on the Partnership’s operations and financial results and (c) been provided a reasonable opportunity to ask questions of and receive answers from Representatives of the Partnership regarding such matters.

Section 4.6                   Restricted Securities. Such Purchaser understands that the Units it is purchasing are characterized as “restricted securities” under the federal securities Laws inasmuch as they are being acquired from the Partnership in a transaction not involving a public offering and that under such Laws and applicable regulations such securities may be resold without registration under the Securities Act only in certain limited circumstances. In this connection, such Purchaser represents that it is knowledgeable with respect to Rule 144 of the Commission promulgated under the Securities Act.

Section 4.7                   Certain Fees. No fees or commissions will be payable by such Purchaser to brokers, finders or investment bankers with respect to the sale of any of the Units or the consummation of the transactions contemplated by this Agreement.

Section 4.8                   Legend. It is understood that the certificates evidencing the Units initially will bear the following legend: “These securities have not been registered under the Securities Act of 1933, as amended. These securities may not be sold, offered for sale, pledged or hypothecated in the absence of a registration statement in effect with respect to the securities under such Act or pursuant to an exemption from registration thereunder and, in the case of a transaction exempt from registration, unless sold pursuant to Rule 144 under such Act or the issuer has received documentation reasonably satisfactory to it that such transaction does not require registration under such Act.”

Section 4.9                   No Side Agreements. Except for the confidentiality agreements entered into by and between such Purchaser and the Partnership and the Registration Rights Agreement, there are no other agreements by, among or between the Partnership or its Affiliates, on the one hand, and such Purchaser or its Affiliates, on the other hand, with respect to the transactions contemplated hereby nor promises or inducements for future transactions between or among any of such parties.

ARTICLE V
COVENANTS

Section 5.1                   Subsequent Offerings. Without the written consent of the holders of a majority of the Units (other than the Units held by TransCanada or its Affiliates), taken as a whole, from the date of this Agreement until the Lock-Up Date, the Partnership shall not, and shall cause its directors, officers and Affiliates not to, grant, issue or sell any Common Units or other equity or voting securities of the Partnership, any securities convertible into or exchangeable therefor or take any other action that may result in the issuance of any of the foregoing, other than (i) the issuance or sale of up to an aggregate of 15 million Common Units issued or sold in a registered public offering to finance future acquisitions that are accretive to cash flow per Common Unit (or the repayment of indebtedness incurred in connection with such accretive acquisitions) at a price no less than 110% of the Unit Price, or in a private offering to finance future acquisitions that are accretive to cash flow per Common Unit (or the repayment of indebtedness incurred in connection with such accretive acquisitions) at a price no less than 105% of the Unit Price, (ii) the issuance of up to 5 million Common Units as purchase price consideration in connection with future acquisitions that are accretive to cash flow per Common Unit, and (iii) the sale of restricted Common Units or general partner interests to TransCanada or its Affiliates at the Unit Price; provided, however, that any recipient of Common Units issued or sold in reliance on this Section 5.1 (other than in a registered public offering) shall agree in writing to be bound by Section 5.2 below as if such recipient was a Purchaser.  Notwithstanding the foregoing, the Partnership shall not, and shall cause its directors, officers and Affiliates not to, sell, offer for sale or solicit offers to buy any security (as defined in the Securities Act) that would be integrated with the sale of the Units in a manner that would require the registration under the Securities Act of the sale of the Units to the Purchasers.

Section 5.2                   Purchaser Lock-Up. Without the prior written consent of the Partnership, each Purchaser agrees that from and after the Closing it will not sell any of its Units prior to the Lock-Up Date; provided, however, that each Purchaser may (i) enter into one or more total return swaps or similar transactions at any time with respect to the Units purchased by such Purchaser, or (ii) transfer its Units to an Affiliate of such Purchaser or to any other Purchaser or an Affiliate of such other Purchaser provided that such Purchaser or Affiliate agrees to the restrictions in this Section 5.2.

Section 5.3                   Taking of Necessary Action. Each of the Parties hereto shall use its commercially reasonable efforts promptly to take or cause to be taken all action and promptly to do or cause to be done all things necessary, proper or advisable under applicable Law and regulations to consummate and make effective the transactions contemplated by this Agreement. Without limiting the foregoing, the Partnership and each Purchaser will, and the Partnership shall cause each of its Subsidiaries to, use its commercially reasonable efforts to make all filings and obtain all consents of Governmental Authorities that may be necessary or, in the reasonable opinion of the Purchasers or the Partnership, as the case may be, advisable for the consummation of the transactions contemplated by this Agreement, the other Basic Documents and the Acquisition Agreement.

Section 5.4                   Non-Disclosure; Interim Public Filings. The Partnership shall, on or before 8:30 a.m., New York time, on the first Business Day following execution of this Agreement, issue a press release reasonably acceptable to the Purchasers disclosing the transactions contemplated hereby.  Before 8:30 a.m., New York Time, on the second Business Day following the Closing Date, the Partnership shall file a Current Report on Form 8-K with the Commission (the “8-K Filing”) describing the terms of the transactions contemplated by this Agreement, the other Basic Documents and the Acquisition Agreement and including as exhibits to such Current Report on Form 8-K this Agreement, the other Basic Documents and the Acquisition Agreement, in the form required by the Exchange Act.  Thereafter, the Partnership shall timely file any filings and notices required by the Commission or applicable Law with respect to the transactions contemplated hereby.  Except with respect to the 8-K Filing and the press release referenced above (a copy of which will be provided to the Purchasers for their review as early as practicable prior to its filing), the Partnership shall, at least two Business Days prior to the filing or dissemination of any disclosure required by this Section 5.4, provide a copy thereof to the Purchasers for their review.  The Partnership and the Purchasers shall consult with each other in issuing any press releases or otherwise making public statements or filings and other communications with the Commission or any regulatory agency or The Nasdaq Stock Market (or other exchange on which securities of the Partnership are listed or traded) with respect to the transactions contemplated hereby, and neither Party shall issue any such press release or otherwise make any such public statement, filing or other communication without the prior consent of the other, except if such disclosure is required by Law, in which case the disclosing Party shall promptly provide the other Party with prior notice of such public statement, filing or other communication.  Notwithstanding the foregoing, the Partnership shall not publicly disclose the name of any Purchaser, or include the name of any Purchaser in any press release, without the prior written consent of such Purchaser except to the extent the names of the Purchasers are included in this Agreement as filed as an exhibit to the 8-K Filing and the press release referred to in the first sentence above.  The Partnership shall not, and shall cause each of its respective Representatives not to, provide any Purchaser with any material non-public information regarding the Partnership from and after the issuance of the above-referenced press release without the express written consent of such Purchaser.

Section 5.5                   Use of Proceeds. The Partnership shall use the collective proceeds from the sale of the Units to provide funds to TCGL Intermediate Partnership to partially fund the purchase price set forth in the Acquisition Agreement.

Section 5.6                   Tax Information. The Partnership shall provide the Purchasers with any reasonably requested tax information related to their ownership of the Units.

Section 5.7                   Certain Special Allocations of Book and Taxable Income.  To the extent that the Unit Price is less than the trading price of the Common Units of the Partnership on the Nasdaq Global Select Market as of the Closing Date, the General Partner intends to specially allocate items of book and taxable income to the Purchasers so that their capital accounts in their Units are consistent, on a per-Unit basis, with the capital accounts of the other holders of Common Units (and thus to assure fungibility of all Common Units).  The Purchasers acknowledge and agree to such special allocations.

ARTICLE VI
CONDITIONS TO CLOSING

Section 6.1                   Mutual Conditions.  The respective obligation of each Party to consummate the purchase and issuance and sale of the Units shall be subject to the satisfaction on or prior to the Closing Date of each of the following conditions (any or all of which may be waived by a particular Party on behalf of itself in writing, in whole or in part, to the extent permitted by applicable Law):

(a)                 no Law shall have been enacted or promulgated, and no action shall have been taken, by any Governmental Authority of competent jurisdiction which temporarily, preliminarily or permanently restrains, precludes, enjoins or otherwise prohibits the consummation of the transactions contemplated by this Agreement or makes the transactions contemplated by this Agreement illegal; and

(b)                 there shall not be pending any Action by any Governmental Authority seeking to restrain, preclude, enjoin or prohibit the transactions contemplated by this Agreement.

Section 6.2                   Each Purchaser’s Conditions.  The respective obligation of each Purchaser to consummate the purchase of its Units shall be subject to the satisfaction on or prior to the Closing Date of each of the following conditions (any or all of which may be waived by a particular Purchaser on behalf of itself in writing, in whole or in part, to the extent permitted by applicable Law):

(a)                 the Partnership shall have performed and complied in all material respects with the covenants and agreements contained in this Agreement that are required to be performed and complied with by it on or prior to the Closing Date;

(b)                 the representations and warranties of the Partnership contained in this Agreement that are qualified by materiality or Partnership Material Adverse Effect shall be true and correct when made and as of the Closing Date and all other representations and warranties shall be true and correct in all material respects when made and as of the Closing Date, in each case as though made at and as of the Closing Date (except that representations made as of a specific date shall be required to be true and correct as of such date only);

(c)                 since the date of this Agreement, no Partnership Material Adverse Effect shall have occurred and be continuing;

(d)                 the Partnership shall have delivered, or caused to be delivered, to the Purchasers at the Closing, its closing deliveries described in Section 7.1;

(e)                 each TransCanada Purchaser shall have purchased from the Partnership, pursuant to this Agreement, its Units and paid to the Partnership its Commitment Amount (provided that this condition may not be asserted by any TransCanada Purchaser); and

(f)                  the Partnership shall have submitted to The Nasdaq Market a “Notification Form: Listing of Additional Shares” with respect to the Units and no notice of delisting from The Nasdaq Market shall have been received by the Partnership with respect to the Common Units.

Section 6.3                   The Partnership’s Conditions.   The obligation of the Partnership to consummate the sale of the Units to each of the Purchasers shall be subject to the satisfaction on or prior to the Closing Date of each of the following conditions with respect to each Purchaser individually and not the Purchasers jointly (any or all of which may be waived by the Partnership in writing, in whole or in part, to the extent permitted by applicable Law):

(a)                 each Purchaser shall have performed and complied in all material respects with the covenants and agreements contained in this Agreement that are required to be performed and complied with by that Purchaser on or prior to the Closing Date;

(b)                 the representations and warranties of each Purchaser contained in this Agreement that are qualified by materiality or Purchaser Material Adverse Effect shall be true and correct when made and as of the Closing Date and all other representations and warranties of such Purchaser shall be true and correct in all material respects when made and as of the Closing Date, in each case as though made at and as of the Closing Date (except that representations or warranties made as of a specific date shall be required to be true and correct as of such date only);

(c)                 each Purchaser (other than the TransCanada Purchasers) shall have delivered, or caused to be delivered, such Purchaser’s closing deliveries described in Section 7.2(a); and

(d)                 each TransCanada Purchaser shall have delivered, or caused to be delivered, its closing deliveries described in Section 7.2(b) (including payment of its Commitment Amount as provided in Section 7.2(b)(ii) and Section 2.1(d)).

ARTICLE VII
CLOSING DELIVERIES

Section 7.1                   The Partnership Deliveries. At the Closing, subject to the terms and conditions of this Agreement, the Partnership shall have delivered, or caused to be delivered, to each Purchaser:

(a)                 the Units by delivering certificates (bearing the legend set forth in Section 4.8) evidencing such Units, all free and clear of any Liens, encumbrances or interests of any other party;

(b)                 an opinion from each counsel listed on Exhibit D, substantially similar in substance to such counsel’s form of opinion attached to this Agreement as Exhibit D;

(c)                 the Registration Rights Agreement in substantially the form attached to this Agreement as Exhibit C, which shall have been duly executed by the Partnership;

(d)                 the Escrow Agreement fully executed by all parties thereto;

(e)                 a certificate signed on behalf of the Partnership by the Chairman of the Board of Directors or the President and the principal financial or accounting officer of the General Partner, dated the Closing Date, to the effect that:

(i)                   the representations and warranties of the Partnership in this Agreement are true and correct on and as of the Closing Date with the same effect as if made on the Closing Date and the Partnership has performed and complied with all the agreements and satisfied all the conditions on its part to be performed or satisfied at or prior to the Closing Date;

(ii)                 since the date of the most recent financial statements included or incorporated by reference in the Partnership SEC Documents, there has been no Partnership Material Adverse Effect, except as set forth in or contemplated in the Partnership SEC Documents; and

(iii)                the conditions to the closing of the Acquisition set forth in the Acquisition Agreement (other than the payment of the purchase price by the Partnership) have been satisfied or waived;

(f)                  a certificate dated as of a recent date of the Secretary of State of the State of Delaware with respect to the due organization and good standing in the State of Delaware of the Partnership; and

(g)                 a receipt, dated the Closing Date, executed by the Partnership and delivered to each Purchaser certifying that the Partnership has received the Purchase Price with respect to the Units issued and sold to such Purchaser.

Section 7.2                   Purchaser Deliveries.

(a)                 Deliveries by Purchasers Other Than the TransCanada Purchaser. Subject to the terms and conditions of this Agreement, each Purchaser (other than the TransCanada Purchasers) will deliver, or cause to be delivered to the Partnership:

(i)                   at least two Business Days prior to Closing, payment of such Purchaser’s Commitment Amount by wire transfer(s) of immediately available funds to an account designated in the Escrow Agreement;

(ii)                 at the Closing, notice to the Escrow Agent instructing the Escrow Agent to release the funds escrowed pursuant to the Escrow Agreement in respect of such Purchaser to the Partnership;

(iii)                at the Closing, the Registration Rights Agreement in substantially the form attached to this Agreement as Exhibit C, which shall have been duly executed by such Purchaser; and

(iv)               at the Closing, an Officer’s Certificate substantially in the form attached to this Agreement as Exhibit E.

(b)                 Deliveries by the TransCanada Purchasers.  Subject to the terms and conditions of this Agreement, each TransCanada Purchaser will deliver, or cause to be delivered, at the Closing:

(i)                   an Officer’s Certificate substantially in the form attached to this Agreement as Exhibit E; and

(ii)                 payment to the Partnership of such TransCanada Purchaser’s Commitment Amount by wire transfer(s) of immediately available funds to an account designated by the Partnership.

ARTICLE VIII
INDEMNIFICATION, COSTS AND EXPENSES

Section 8.1                   Indemnification by the Partnership. The Partnership agrees to indemnify each Purchaser and its Representatives (collectively, the “Purchaser Related Parties”) from, and hold each of them harmless against, any and all actions, suits, proceedings (including any investigations, litigation or inquiries), demands and causes of action, and, in connection therewith, and promptly upon demand, pay and reimburse each of them for all costs, losses, liabilities, damages or expenses of any kind or nature whatsoever, including the reasonable fees and disbursements of counsel and all other reasonable expenses incurred in connection with investigating, defending or preparing to defend any such matter that may be incurred by them or asserted against or involve any of them as a result of, arising out of or in any way related to (i) any actual or proposed use by the Partnership of the proceeds of the sale of the Units, (ii) the breach of any of the representations, warranties or covenants of the Partnership contained herein or (iii) in connection with any payment to the escrow agent pursuant to Section 5(b) of the Escrow Agreement; provided that such claim for indemnification relating to a breach of a representation or warranty is made prior to the expiration of such representation or warranty;

provided further, that no Purchaser Related Party shall be entitled to recover special, consequential (including lost profits or diminution in value) or punitive damages.

Section 8.2                   Indemnification by Purchasers. Each Purchaser agrees, severally and not jointly, to indemnify the Partnership and its Representatives (collectively, the “Partnership Related Parties”) from, and hold each of them harmless against, any and all actions, suits, proceedings (including any investigations, litigation or inquiries), demands and causes of action, and, in connection therewith, and promptly upon demand, pay and reimburse each of them for all costs, losses, liabilities, damages or expenses of any kind or nature whatsoever, including the reasonable fees and disbursements of counsel and all other reasonable expenses incurred in connection with investigating, defending or preparing to defend any such matter that may be incurred by them or asserted against or involve any of them as a result of, arising out of or in any way related to the breach of any of the covenants of such Purchaser contained herein; provided further, that no Partnership Related Party shall be entitled to recover special, consequential (including lost profits or diminution in value) or punitive damages.

Section 8.3                   Indemnification Procedure. Promptly after any the Partnership Related Party or Purchaser Related Party (hereinafter, the “Indemnified Party”) has received notice of any indemnifiable claim hereunder, or the commencement of any action or proceeding by a third party, which the Indemnified Party believes in good faith is an indemnifiable claim under this Agreement, the Indemnified Party shall give the indemnitor hereunder (the “Indemnifying Party”) written notice of such claim or the commencement of such action or proceeding, but failure to so notify the Indemnifying Party will not relieve the Indemnifying Party from any liability it may have to such Indemnified Party hereunder except to the extent that the Indemnifying Party is materially prejudiced by such failure. Such notice shall state the nature and the basis of such claim to the extent then known. The Indemnifying Party shall have the right to defend and settle, at its own expense and by its own counsel who shall be reasonably acceptable to the Indemnified Party, any such matter as long as the Indemnifying Party pursues the same diligently and in good faith. If the Indemnifying Party undertakes to defend or settle, it shall promptly notify the Indemnified Party of its intention to do so, and the Indemnified Party shall cooperate with the Indemnifying Party and its counsel in all commercially reasonable respects in the defense thereof and the settlement thereof. Such cooperation shall include furnishing the Indemnifying Party with any books, records and other information reasonably requested by the Indemnifying Party and in the Indemnified Party’s possession or control. Such cooperation of the Indemnified Party shall be at the cost of the Indemnifying Party. After the Indemnifying Party has notified the Indemnified Party of its intention to undertake to defend or settle any such asserted liability, and for so long as the Indemnifying Party diligently pursues such defense, the Indemnifying Party shall not be liable for any additional legal expenses incurred by the Indemnified Party in connection with any defense or settlement of such asserted liability; provided, however, that the Indemnified Party shall be entitled (i) at its expense, to participate in the defense of such asserted liability and the negotiations of the settlement thereof and (ii) if (A) the Indemnifying Party has failed to assume the defense or employ counsel reasonably acceptable to the Indemnified Party or (B) if the defendants in any such action include both the Indemnified Party and the Indemnifying Party and counsel to the Indemnified Party shall have concluded that there may be reasonable defenses available to the Indemnified Party that are different from or in addition to those available to the Indemnifying Party or if the interests of the Indemnified Party reasonably may be deemed to conflict with the interests of the

Indemnifying Party, then the Indemnified Party shall have the right to select a separate counsel and to assume such legal defense and otherwise to participate in the defense of such action, with the expenses and fees of such separate counsel and other expenses related to such participation to be reimbursed by the Indemnifying Party as incurred. Notwithstanding any other provision of this Agreement, the Indemnifying Party shall not settle any indemnified claim without the consent of the Indemnified Party, unless the settlement thereof imposes no liability or obligation on, involves no admission of wrongdoing or malfeasance by, and includes a complete release from liability of, the Indemnified Party.

ARTICLE IX
MISCELLANEOUS

Section 9.1                   Interpretation. Article, Section, Schedule and Exhibit references are to this Agreement, unless otherwise specified.  All references to instruments, documents, contracts and agreements are references to such instruments, documents, contracts and agreements as the same may be amended, supplemented and otherwise modified from time to time, unless otherwise specified. The word “including” shall mean “including but not limited to”. Whenever the Partnership has an obligation under the Basic Documents, the expense of complying with such obligation shall be an expense of the Partnership unless otherwise specified. Whenever any determination, consent or approval is to be made or given by a Purchaser under this Agreement, such action shall be in such Purchaser’s sole discretion unless otherwise specified. If any provision in the Basic Documents is held to be illegal, invalid, not binding or unenforceable, such provision shall be fully severable and the Basic Documents shall be construed and enforced as if such illegal, invalid, not binding or unenforceable provision had never comprised a part of the Basic Documents, and the remaining provisions shall remain in full force and effect. The Basic Documents have been reviewed and negotiated by sophisticated parties with access to legal counsel and shall not be construed against the drafter.

Section 9.2                   Survival of Provisions. The representations and warranties set forth in Sections 3.2, 3.3, 3.4, 3.5, 3.6, 3.7, 3.8, 3.9, 3.11, 3.12, 3.14, 3.15, 3.16, 3.22, 3.23, 4.1, 4.3, 4.4, 4.6, 4.7, 4.8 and 4.9 of this Agreement shall survive the execution and delivery of this Agreement indefinitely, and the other representations and warranties set forth in this Agreement shall survive for a period of twelve (12) months following the Closing Date regardless of any investigation made by or on behalf of the Partnership or any Purchaser.  The covenants made in this Agreement or any other Basic Document shall survive the closing of the transactions described herein and remain operative and in full force and effect regardless of acceptance of any of the Units and payment therefor and conversion, exercise or repurchase thereof.  All indemnification obligations of the Partnership and the Purchasers pursuant to Article VIII of this Agreement shall remain operative and in full force and effect unless such obligations are expressly terminated in a writing by the Parties referencing the particular Article or Section, regardless of any purported general termination of this Agreement.

Section 9.3                   No Waiver; Modifications in Writing.

(a)                 Delay.  No failure or delay on the part of any Party in exercising any right, power or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right, power or remedy preclude any other or further exercise thereof or the exercise of any right, power or remedy.  The remedies provided for herein are cumulative and are not exclusive of any remedies that may be available to a Party at law or in equity or otherwise.

(b)                 Specific Waiver. Except as otherwise provided in this Agreement or the Registration Rights Agreement, no amendment, waiver, consent, modification or termination of any provision of this Agreement or any other Basic Document shall be effective unless signed by each of the Parties or each of the original signatories thereto affected by such amendment, waiver, consent, modification or termination.  Any amendment, supplement or modification of or to any provision of this Agreement or any other Basic Document, any waiver of any provision of this Agreement or any other Basic Document and any consent to any departure by the Partnership from the terms of any provision of this Agreement or any other Basic Document shall be effective only in the specific instance and for the specific purpose for which made or given.  Except where notice is specifically required by this Agreement, no notice to or demand on any Party in any case shall entitle any Party to any other or further notice or demand in similar or other circumstances.

Section 9.4                   Binding Effect; Assignment.

(a)                 Binding Effect. This Agreement shall be binding upon the Partnership, each Purchaser, and their respective successors and permitted assigns.  Except as expressly provided in this Agreement, this Agreement shall not be construed so as to confer any right or benefit upon any Person other than the Parties to this Agreement and as provided in Article VII, and their respective successors and permitted assigns.

(b)                 Assignment of Units. All or any portion of a Purchaser’s Units purchased pursuant to this Agreement may be sold, assigned or pledged by such Purchaser, subject to compliance with applicable securities Laws, Section 5.2 of this Agreement and the Registration Rights Agreement.

(c)                 Assignment of Rights. Each Purchaser may assign all or any portion of its rights and obligations under this Agreement without the consent of the Partnership (i) to any Affiliate of such Purchaser or (ii) in connection with a total return swap or similar transaction with respect to the Units purchased by such Purchaser, and in each case the assignee shall be deemed to be a Purchaser hereunder with respect to such assigned rights or obligations and shall agree to be bound by the provisions of this Agreement.  Except as expressly permitted by this Section 9.4(c), such rights and obligations may not otherwise be transferred except with the prior written consent of the Partnership (which consent shall not be unreasonably withheld), in which case the assignee shall be deemed to be a Purchaser hereunder with respect to such assigned rights or obligations and shall agree to be bound by the provisions of this Agreement.

Section 9.5                   Aggregation of Units. All Units held or acquired by Persons who are Affiliates of one another shall be aggregated together for the purpose of determining the availability of any rights under this Agreement.

Section 9.6                   Confidentiality and Non-Disclosure. Notwithstanding anything herein to the contrary, each Purchaser that has executed a confidentiality agreement in favor of the Partnership with respect to the transactions contemplated by this Agreement shall continue to be bound by such confidentiality agreement in accordance with the terms thereof until such time as the Partnership discloses on Form 8-K with the Commission the transactions contemplated hereby.

Section 9.7                   Communications. All notices and demands provided for hereunder shall be in writing and shall be given by regular mail, registered or certified mail, return receipt requested, facsimile, air courier guaranteeing overnight delivery, electronic mail or personal delivery to the following addresses:

(a)                 If to a Purchaser, to the address set forth on Exhibit A;

(b)                 If to the Partnership:

TC Pipelines, LP
450 – 1st Street S.W.
Calgary, Alberta, Canada T2P 5H1

Attention: Mark Zimmerman
Facsimile: (403) 920-2363

with a copy to:

Attention: Donald DeGrandis
Facsimile: (403) 920-2460

with a copy to:

Orrick, Herrington & Sutcliffe LLP
The Orrick Building
405 Howard Street
San Francisco, California 94105
Attention: Alan Talkington
Facsimile: (415) 773-5759;

or to such other address as the Partnership or such Purchaser may designate in writing. All notices and communications shall be deemed to have been duly given: at the time delivered by hand, if personally delivered; upon actual receipt if sent by registered or certified mail, return receipt requested, or regular mail, if mailed; when receipt acknowledged, if sent via facsimile; and upon actual receipt when delivered by an air courier guaranteeing overnight delivery or via electronic mail.

Section 9.8                   Removal of Legend. The Partnership shall remove the legend described in Section 4.8 from the certificates evidencing the Units at the request of a Purchaser submitting to the Partnership such certificates, together with such other documentation as may be reasonably requested by the Partnership or required by its transfer agent, unless the Partnership, with the advice of counsel, reasonably determines that such removal is inappropriate; provided that no opinion of counsel shall be required in the event a Purchaser is effecting a sale of such Units pursuant to Rule 144 or an effective registration statement (unless required by the

Partnership’s transfer agent).  The Partnership shall cooperate with such Purchaser to effect removal of such legend.  The legend described in Section 4.8 shall be removed and the Partnership shall issue a certificate without such legend to the holder of Units upon which it is stamped, if, unless otherwise required by state securities Laws, (i) such Units are sold pursuant to an effective Registration Statement, (ii) in connection with a sale, assignment or other transfer, such holder provides the Partnership with an opinion of a law firm reasonably acceptable to the Partnership, in a generally acceptable form, to the effect that such sale, assignment or transfer of such Units may be made without registration under the applicable requirements of the Securities Act, or (iii) such holder provides the Partnership with reasonable assurance that such Units can be sold, assigned or transferred pursuant to Rule 144 or Rule 144A under the Securities Act.

Section 9.9                   Expenses. The Partnership shall pay up to $50,000 of legal fees of one counsel to the Purchasers in connection with the preparation of and performance under this Agreement.  Such payment shall be made promptly following receipt by the Partnership of a satisfactory written invoice for such expenses.  Each Purchaser (other than the TransCanada Purchasers) shall be responsible for its pro rata share, based on its Commitment Amount, of the total legal fees of such counsel to the Purchasers beyond the amount to be reimbursed by the Partnership pursuant to this Section 9.9.

Section 9.10                Entire Agreement. This Agreement and the other Basic Documents are intended by the Parties as a final expression of their agreement and intended to be a complete and exclusive statement of the agreement and understanding of the Parties hereto and thereto in respect of the subject matter contained herein and therein.  There are no restrictions, promises, warranties or undertakings, other than those set forth or referred to herein or therein with respect to the rights granted by the Partnership or a Purchaser set forth herein or therein.  This Agreement and the other Basic Documents supersede all prior agreements and understandings between the Parties with respect to such subject matter.

Section 9.11                Governing Law. This Agreement will be construed in accordance with and governed by the Laws of the State of New York without regard to principles of conflicts of Laws.

Section 9.12                Execution in Counterparts. This Agreement may be executed in any number of counterparts and by different Parties hereto in separate counterparts, each of which counterparts, when so executed and delivered, shall be deemed to be an original and all of which counterparts, taken together, shall constitute but one and the same Agreement.

Section 9.13                Expenses. If any action at law or equity is necessary to enforce or interpret the terms of the Basic Documents, the prevailing Party shall be entitled to reasonable attorney’s fees, costs and necessary disbursements in addition to any other relief to which such Party may be entitled.

Section 9.14                Termination.

(a)                 Notwithstanding anything herein to the contrary, this Agreement may be terminated at any time at or prior to the Closing by the mutual written consent of the Purchasers entitled to purchase a majority of the Units and the Partnership.

(b)                 Notwithstanding anything herein to the contrary, this Agreement shall automatically terminate at any time at or prior to the Closing:

(i)                   if a Law shall have been enacted or promulgated, or if any action shall have been taken by any Governmental Authority of competent jurisdiction which permanently restrains, precludes, enjoins or otherwise prohibits the consummation of the transactions contemplated by this Agreement or makes the transactions contemplated by this Agreement illegal;

(ii)                 if the Closing shall not have occurred on or before February 28, 2007;

(iii)                in accordance with Section 2.3 of this Agreement; or

(iv)               if the Acquisition Agreement shall have been terminated in accordance with its terms.

(c)                 In the event of the termination of this Agreement as provided in Section 9.14(a) or Section 9.14(b), this Agreement shall forthwith become null and void.  In the event of such termination, there shall be no liability on the part of any Party hereto, except as provided in Article VIII and with respect to the requirement to comply with any confidentiality agreement in favor of the Partnership; provided that nothing herein shall relieve any Party from any liability or obligation with respect to any willful breach of this Agreement.

Section 9.15                Recapitalization, Exchanges, Etc. Affecting the Units. The provisions of this Agreement shall apply to the full extent set forth herein with respect to any and all units or other equity interests of the Partnership or any successor or assign of the Partnership (whether by merger, consolidation, sale of assets or otherwise) which may be issued in respect of, in exchange for or in substitution of, the Units, and shall be appropriately adjusted for combinations, unit splits, recapitalizations and the like occurring after the date of this Agreement.

Section 9.16                Obligations Limited to Parties to Agreement. Each of the parties hereto covenants, agrees and acknowledges that no Person other than the Purchasers (and their permitted assignees) and the Partnership shall have any obligation hereunder and that, notwithstanding that one or more of the Purchasers may be a corporation, partnership or limited liability company, no recourse under this Agreement or the other Basic Documents or under any documents or instruments delivered in connection herewith or therewith shall be had against any former, current or future director, officer, employee, agent, general or limited partner, manager, member, stockholder or Affiliate of any of the Purchasers or the Partnership or any former, current or future director, officer, employee, agent, general or limited partner, manager, member, stockholder or Affiliate of any of the foregoing, whether by the enforcement of any assessment or by any legal or equitable proceeding, or by virtue of any applicable Law, it being expressly agreed and acknowledged that no personal liability whatsoever shall attach to, be imposed on or otherwise be incurred by any former, current or future director, officer, employee, agent, general or limited partner, manager, member, stockholder or Affiliate of any of the Purchasers or the Partnership or any former, current or future director, officer, employee, agent, general or limited partner, manager, member, stockholder or Affiliate of any of the foregoing, as such, for any obligations of the Purchasers and the Partnership under this Agreement or the other Basic Documents or any documents or instruments delivered in connection herewith or therewith or for any claim based on, in respect of or by reason of such obligation or its creation.

[The remainder of this page is intentionally left blank.]

IN WITNESS WHEREOF, the Parties hereto execute this Agreement, effective as of the date first above written.

PARTNERSHIP

TC PipeLines, LP

By: TC PipeLines GP, Inc., its general partner

By:	/s/Mark Zimmerman
Name: Mark Zimmerman
Title: President

By:	/s/Donald DeGrandis
Name: Donald DeGrandis
Title: Secretary

[Signature page to Common Unit Purchase Agreement]

PURCHASERS

TransCan Northern Ltd.

By:	/s/Donald J. DeGrandis
Name: Donald J. DeGrandis
Title: Secretary

[Signature page to Common Unit Purchase Agreement]

Kayne Anderson MLP Investment Company

By:	/s/James C. Baker
Name: James C. Baker
Title: Vice President

[Signature page to Common Unit Purchase Agreement]

Kayne Anderson Energy Total Return Fund, Inc.

By:	/s/James C. Baker
Name: James C. Baker
Title: Vice President

[Signature page to Common Unit Purchase Agreement]

Kayne Anderson MLP Fund, L.P.

By: Kayne Anderson Capital Advisors, LP, its
general partner

By:	/s/David Shladovsky
Name: David Shladovsky
Title: General Counsel

[Signature page to Common Unit Purchase Agreement]

Kayne Anderson Capital Income Partners (QP),
L.P.

By: Kayne Anderson Capital Advisors, LP, its
general partner

By:	/s/David Shladovsky
Name: David Shladovsky
Title: General Counsel

[Signature page to Common Unit Purchase Agreement]

Strome MLP Fund, LP

By:	Strome Investment Management, its general
partner

	By:	/s/Peter Davies
Name: Peter Davies
Title: Chief Executive Officer

[Signature page to Common Unit Purchase Agreement]

Royal Bank of Canada

By: RBC Capital Markets Corporation, its agent

By:	/s/Josef Muskatel
Name: Josef Muskatel
Title: Director and Senior Counsel

By:	/s/Steven Milke
Name: Steven Milke
Title: Managing Director

[Signature page to Common Unit Purchase Agreement]

Tortoise Energy Infrastructure Corporation

By:	/s/David J. Schulte
Name: David J. Schulte
Title: President and Chief Executive Officer

[Signature page to Common Unit Purchase Agreement]

Tortoise Energy Capital Corporation

By:	/s/David J. Schulte
Name: David J. Schulte
Title: President and Chief Executive Officer

[Signature page to Common Unit Purchase Agreement]

Tortoise North American Energy Corporation

By:	/s/David J. Schulte
Name: David J. Schulte
Title: President and Chief Executive Officer

[Signature page to Common Unit Purchase Agreement]

GPS Income Fund LP

By: GPS Partners LLC,
its general partner

By:	/s/Brett Messing
Name: Brett Messing
Title: Managing Partner

[Signature page to Common Unit Purchase Agreement]

GPS High Yield Equities Fund

By: GPS Partners LLC,
its general partner

By:	/s/Brett Messing
Name: Brett Messing
Title: Managing Partner

[Signature page to Common Unit Purchase Agreement]

HFR RVAGPS Master Trust

By: GPS Partners LLC,
its trading manager

By:	/s/Brett Messing
Name: Brett Messing
Title: Managing Partner

[Signature page to Common Unit Purchase Agreement]

GPS New Equity Fund LP

By: GPS Partners LLC,
its general partner

By:	/s/Brett Messing
Name: Brett Messing
Title: Managing Partner

[Signature page to Common Unit Purchase Agreement]

TPG-Axon Partners, LP

By: TPG-Axon GP, LLC, its general partner

By:	/s/Mary Ailee
Name: Mary Ailee
Title: Vice President

[Signature page to Common Unit Purchase Agreement]

Lehman Brothers Inc.

By:	/s/Walter G. Maloney
Name: Walter G. Maloney
Title: Managing Director

[Signature page to Common Unit Purchase Agreement]

Structured Finance Americas, LLC

By:	/s/Sunil Hariani
Name: Sunil Hariani
Title: Vice President

By:	/s/Jill Rathjen
Name: Jill Rathjen
Title: Vice President

[Signature page to Common Unit Purchase Agreement]

The Cushing MLP Opportunity Fund I, LP

By:	/s/Jerry V. Swank
Name: Jerry V. Swank
Title: Managing Partner

[Signature page to Common Unit Purchase Agreement]

Swank MLP Convergence Fund, LP

By:	/s/Jerry V. Swank
Name: Jerry V. Swank
Title: Managing Partner

[Signature page to Common Unit Purchase Agreement]

Citigroup Global Markets, Inc.

By:	/s/Daniel P. Breen
Name: Daniel P. Breen
Title: Managing Director

[Signature page to Common Unit Purchase Agreement]

GUARANTEE

TransCanada PipeLines Limited (“Guarantor”) guarantees each and every representation, warranty, covenant, agreement and other obligation of its indirect, wholly owned subsidiary, TransCan Northern Ltd., and any other TransCanada Purchaser, and/or any of their respective permitted assigns, and the full and timely performance of their respective obligations under the provisions of the foregoing Agreement. This is a guarantee of payment and performance, and not of collection, and Guarantor acknowledges and agrees that this guarantee is unconditional, and no release or extinguishment of any TransCanada Purchaser’s obligations or liabilities (other than in accordance with the terms of the Agreement), whether by decree in any bankruptcy proceeding or otherwise, shall affect the continuing validity and enforceability of this guarantee, as well as any provision requiring or contemplating performance by Guarantor.

Without limiting in any way the foregoing guarantee, Guarantor covenants and agrees to take all actions to enable TransCan Northern Ltd. and any other TransCanada Purchaser to adhere to the provisions of Section 2.1(d) of the Agreement.

We understand that the Partnership is relying on this guarantee in entering into the Agreement and may enforce this guarantee as if Guarantor were a party thereto.

This Guarantee may be executed in any number of counterparts, each of which counterparts, when so executed and delivered, shall be deemed to be an original and all of which counterparts, taken together, shall constitute but one and the same Guarantee.

TransCanada PipeLines Limited

By:	/s/Mark Zimmerman
Name: Mark Zimmerman
Title: Vice President Commercial
Transactions

By:	/s/Donald J. DeGrandis
Name: Donald J. DeGrandis
Title: Corporate Secretary

[Guarantee Relating to Common Unit Purchase Agreement]

Exhibit A

to Common Unit Purchase Agreement

Purchaser	Number of Units	Commitment Amount
TransCan Northern Ltd. TC Pipelines, LP 450 – 1st Street S.W. Calgary, Alberta, Canada T2P 5H1 Attention: Mark Zimmerman	8,678,045	$300,000,015.65

Kayne Anderson MLP Investment Company 1800 Avenue of the Stars, 2nd Floor Los Angeles, California 90067 Attention: David Shladovsky, Esq.	867,804	$29,999,984.28

Kayne Anderson Energy Total Return Fund, Inc. 1800 Avenue of the Stars, 2nd Floor Los Angeles, California 90067 Attention: David Shladovsky, Esq.	144,634	$4,999,997.38

Kayne Anderson MLP Fund, L.P. 1800 Avenue of the Stars, 2nd Floor Los Angeles, California 90067 Attention: David Shladovsky, Esq.	723,170	$24,999,986.90

Kayne Anderson Capital Income Partners (QP), L.P. 1800 Avenue of the Stars, 2nd Floor Los Angeles, California 90067 Attention: David Shladovsky, Esq.	72,317	$2,499,998.69

Strome MLP Fund, LP Strome Investment Management 100 Wilshire Blvd., Suite 1750 Santa Monica, California 90401 Phone 310-752-1487 Fax 310-752-1483 Attention: Casey Borman	144,634	$4,999,997.38

Royal Bank of Canada Royal Bank of Canada c/o Dan Weinstein One Liberty Plaza 2nd Floor New York, NY 10006	650,853	$22,499,988.21

Tortoise North American Energy Corporation 10801 Mastin Boulevard Suite 222 Overland Park, Kansas 66210	216,951	$7,499,996.07

Tortoise Energy Capital Corporation 10801 Mastin Boulevard Suite 222 Overland Park, Kansas 66210	867,804	$29,999,984.28

Tortoise Energy Infrastructure Corporation 10801 Mastin Boulevard Suite 222 Overland Park, Kansas 66210	1,229,390	$42,500,012.30

Structured Finance Americas, LLC c/o Deutsche Bank Securities, Inc. 60 Wall Street NY, NY 10005 Attn: Sunil Hariani, 4th Floor with a copy to Attn: Colleen Crooks, 14th Floor	867,804	$29,999,984.28

Citigroup Global Markets, Inc. 390 Greenwich Street, 3rd Fl New York, NY 10013 Attn: Pat Borst	289,268	$9,999,994.76

GPS Income Fund LP GPS Partners LLC 100 Wilshire Blvd., Suite 900 Santa Monica, California 90401	453,411	$15,674,418.27

GPS High Yield Equities Fund GPS Partners LLC 100 Wilshire Blvd., Suite 900 Santa Monica, California 90401	139,485	$4,821,996.45

HFR RVAGPS Master Trust GPS Partners LLC 100 Wilshire Blvd., Suite 900 Santa Monica, California 90401	77,515	$2,679,693.55

GPS New Equity Fund LP GPS Partners LLC 100 Wilshire Blvd., Suite 900 Santa Monica, California 90401	57,945	$2,003,158.65

Lehman Brothers Inc. Lehman Brothers Inc. 745 Seventh Avenue New York, New York 10019-6801 Attention: Walter Maloney Telephone: 212-526-1955 Facsimile: 212-526-6327 with a copy to: Attention: Tim Collins Telephone: 212-526-1027 Facsimile: 646-834-0996	717,984	$24,820,706.88

The Cushing MLP Opportunity Fund I, LP 3300 Oak Lawn, Suite 650 Dallas, Texas 75219 Phone 214.635.1676 Fax 214.219.2353 Attention: Dan Spears	636,390	$22,000,002.30

Swank MLP Convergence Fund, LP 3300 Oak Lawn, Suite 650 Dallas, Texas 75219 Phone 214.635.1676 Fax 214.219.2353 Attention: Dan Spears	86,780	$2,999,984.60

TPG -Axon Capital Management, LP 888 Seventh Avenue - 38th Floor New York, New York 10019 Attention: Mary Lee, Esq. or Legal Department Facsimile: (212) 479-2001	433,902	$14,999,992.14

Total	17,356,086	$599,999,893.02